PERICOM SEMICONDUCTOR REPORTS

FISCAL FOURTH QUARTER AND ANNUAL 2013 FINANCIAL RESULTS

▪	Q4 revenues increased 4.4% sequentially.
▪	Q4 gross margin increased by 187 bps sequentially and 188 bps year-over-year.
▪	We are raising guidance for revenues and operating profit.

San Jose, Calif. – August 6, 2013 - Pericom Semiconductor Corporation (NASDAQ: PSEM), a worldwide supplier of high performance connectivity and timing solutions, today announced results for its fiscal 2013 fourth quarter and year ended June 29, 2013.

Net revenues for the fourth quarter were $31.7 million, an increase of 4.4% from the $30.4 million reported in the third quarter of fiscal 2013, and down 16.4% from the $37.9 million reported in the comparable period last year. The revenue increase from the prior quarter reflects strength from the server, storage and consumer end-market segments. Net revenues for the fiscal year 2013 were $129.3 million, a decrease of 5.7% from the $137.1 million reported last year. The book-to-bill ratio for the fiscal fourth quarter was greater than 1.0.

GAAP gross margin was 37.6% in the fourth quarter, an increase from 35.7% last quarter and also from the comparable period last year. On a non-GAAP basis, gross margin was 39.3% in the fourth quarter, which reflects exclusion of share-based compensation, amortization of intangible assets and amortization of fair value adjustments on acquired fixed assets. The comparable non-GAAP gross margins were 37.5% last quarter and 37.1% in the comparable period last year. The GAAP gross margin was 37.0% for the full fiscal year of 2013, an increase of 156 basis points from the 35.5% reported for fiscal year 2012. On a non-GAAP basis, the fiscal year 2013 gross margin was 38.7%, and increased by 182 basis points from fiscal year 2012’s gross margin of 36.9%.

GAAP net loss for the fourth quarter was $16.8 million, or $0.74 per diluted share, compared with net loss of $681,000, or $0.03 per diluted share in the third quarter, and net loss of $1.9 million, or $0.08 per diluted share in the comparable period last year. GAAP net income for all periods included share-based compensation, amortization of intangible assets and amortization of fair value adjustments. The fiscal 2013 fourth quarter also included a $16.9 million charge for goodwill impairment and a $184,000 write off of equipment, and the third and fourth quarters of fiscal 2013 also included tax provisions totaling $500,000 resulting from intercompany transactions. The fiscal 2012 fourth quarter also included establishment of a $2.8 million deferred tax asset valuation allowance relating to California tax credits that may not be utilized in the future and a $0.6 million note receivable write off. Excluding these items, non-GAAP net income for the fourth quarter was $1.6 million, or $0.07 per diluted share, compared with non-GAAP net income of $965,000 or $0.04 per diluted share in the third quarter, and non-GAAP net income of $2.5 million, or $0.10 per diluted share in the comparable period last year. For the full fiscal year 2013, GAAP net loss was $21.6 million, or $0.93 per diluted share, compared with GAAP net loss of $2.1 million, or $0.09 per diluted share in fiscal year 2012. For the full fiscal year 2013, non-GAAP net income was $6.0 million, or $0.25 per diluted share, compared with $7.0 million, or $0.28 per diluted share in fiscal year 2012.

As mentioned above, Pericom recorded a goodwill impairment charge in the fourth quarter. Under accounting guidelines, companies are required to conduct an annual goodwill impairment test. Pericom’s goodwill resulted primarily from the 2010 acquisition of the remaining interest in Pericom Technology Inc. (“PTI”). As a result of the 2013 impairment review, Pericom determined that $16.9 million of goodwill was impaired.

The balance sheet remained very strong with cash and investments in marketable securities of $118 million or $5.17 per diluted share at the end of the fourth quarter. Inventory increased $970,000 on a sequential basis to $14.8 million, which represents 70 days of supply based on non-GAAP cost of goods sold. At quarter-end, working capital was $82.8 million and the current ratio was 5.0.

NEWS RELEASE August 6, 2013

“We were pleased to deliver fourth quarter non-GAAP gross margin and net income above the high end of our previous guidance,” said Alex Hui, President and CEO of Pericom. “Our strategic focus is to expand business from networking, cloud computing and embedded customers with our serial connectivity and timing solutions. We are beginning to realize positive results from our strategic initiatives and we are excited by the opportunities we see ahead of us”

New Products

In the fourth quarter of fiscal 2013, Pericom introduced a total of 27 new products in our Signal Integrity, Connectivity, and Timing product areas. All of these new products are applicable for our target market segments, and were sampled to key customers during the quarter.

We introduced 16 new products across our Connectivity product families which included a power management load switch, a USB charger, switches for the MPS family, USB and Thunderbolt, and HiFlex ASSP IC.

We also expanded our Timing solutions for next generation platforms with 10 new products including TCXO, XO, High Performance and Embedded Clock Generators, and Clock Buffers.

For Signal Integrity, we introduced 1 new product targeting SAS3 12Gb storage applications.

Share Repurchase Update

On April 26, 2012 the Board authorized a repurchase program for up to $25 million of shares of our common stock. Pursuant to this authorization, the Company repurchased 252,836 shares in the three months ended June 29, 2013 for an aggregate cost of $1.7 million and an average per share purchase price of $6.56. The remaining balance of potential share repurchases under the authorization is approximately $17.9 million. Shares may be repurchased from time to time in the open market or through private transactions, at the discretion of Pericom management. As of July 26, 2013, Pericom had approximately 22.8 million shares of common stock outstanding.

Fiscal Q1 2014 Outlook

The following statements are based on current expectations. These statements are forward looking, and actual results may differ materially.

•	Revenues are expected to be in the range of $31.7 million to $33.7 million.

•	GAAP gross margins are expected to be between 36.4% and 38.4%, and adjusting for share-based compensation, amortization of intangibles and fair value adjustments that are expected to total approximately 1.6%, non-GAAP gross margins are expected to be in the 38.0% to 40.0% range.

•	GAAP operating expenses are expected to be between $12.3 million and $12.7 million, and adjusting for share-based compensation, amortization of intangibles and fair value adjustments that are expected to total approximately $1.1 million, non-GAAP operating expenses are expected to be in the range of $11.2 million to $11.6 million.

•	Other income is expected to be between $0.5 million and $0.7 million on a GAAP basis and on a non-GAAP basis.

•	The effective tax rate is expected to be approximately 34-38% on a GAAP basis and 24-28% on a non-GAAP basis.

Conference Call

The press release will be followed by a conference call beginning at 1:30 p.m. Pacific time on August 6, 2013. To listen to the call, dial (877) 377-7103 and reference “Pericom”. A slide presentation will accompany the conference call. To view the slides, please visit the investor relations section of www.pericom.com.

NEWS RELEASE August 6, 2013

The Pericom financial results conference call will be available via a live webcast on the investor relations section of the web site at http://www.pericom.com. Access the web site 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the web site for approximately 90 days.

A taped replay of the conference call will be made available for the period from this evening through midnight on Monday, August 12th. To listen to the replay, dial toll-free (855) 859-2056 and reference conference ID 24358867.

About Pericom

Pericom Semiconductor Corporation (NASDAQ: PSEM) enables serial connectivity with the industry's most complete solutions for the computing, communications, consumer and embedded market segments. Pericom's analog, digital and mixed-signal integrated circuits, along with its frequency control products are essential in the timing, switching, bridging and conditioning of high-speed signals required by today's ever-increasing speed and bandwidth demanding applications. Company headquarters is in San Jose, California, with design centers and technical sales and support offices globally. Pericom and the Pericom logo are trademarks or registered trademarks of Pericom Semiconductor Corp in the U.S. and/or other countries. Our website is http://www.pericom.com.

Non-GAAP Financial Information

In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (GAAP), this announcement of operating results contains non-GAAP financial measures that exclude the income statement effects of share-based compensation, amortization of intangible assets, fair value adjustments on acquired fixed assets, write off of equipment, goodwill impairment, restructuring charge, establishment of a deferred tax asset valuation allowance, note receivable write off, a tax provision on intercompany transactions and the effects of excluding share-based compensation upon the number of diluted shares used in calculating non-GAAP earnings per share.

We have excluded share-based compensation expense in calculating these non-GAAP financial measures.  These expenses are non-cash in nature and rely on valuations of the future market price of our common stock that is difficult to predict and is affected by market factors that are largely not within the control of management. We have excluded amortization of intangible assets, amortization of fair value adjustments on acquired fixed assets, write off of equipment, goodwill impairment, restructuring charge, establishment of a deferred tax valuation allowance, note receivable write off, a tax provision on intercompany transactions and the corresponding tax effects because we do not consider them to be related to our core operating performance. We also use non-GAAP data in calculating certain metrics such as non-GAAP cost of goods sold in computing inventory days of supply.

We use the non-GAAP financial measures that exclude these items to make strategic decisions, forecast future results and evaluate the Company’s current operating performance. We believe that the presentation of non-GAAP financial measures that exclude these items is useful to investors because we do not consider these charges either part of the day-to-day business or reflective of the core operational activities of the Company that are within the control of management or that are used to evaluate the Company’s operating performance.

The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Safe Harbor Statement

This press release contains forward-looking statements as defined under The Securities Litigation Reform Act of 1995. Forward-looking statements in this release include the statements under the captions “Fiscal Q1 2014 Outlook”, which regard the anticipated revenues, gross margin, operating expenses, other income, and effective tax rate in the first fiscal quarter of 2014, and statements from our CEO regarding expanding our customer base and other future expectations. The Company’s actual results could differ materially from what is set forth in such forward-looking statements due to a variety of risk factors, including softness in demand for our products, price erosion for certain of our products, unexpected difficulties in developing new products, customer decisions to reduce inventory, economic or financial difficulties experienced by our customers, or technological and market changes. All forward-looking statements included in this document are made as of the date hereof, based on information available to the Company as of the date hereof, and Pericom assumes no obligation to update any forward-looking statements. Parties receiving this release are encouraged to review our annual report on Form 10-K for the year ended June 30, 2012, subsequent quarterly reports on Form 10-Q, and in particular, the risk factors sections contained in those reports.

NEWS RELEASE August 6, 2013

Contact: Aaron Tachibana

Pericom Semiconductor

Tel: 408 435-0800

atachibana@pericom.com

- See Attached Tables -

NEWS RELEASE August 6, 2013

Pericom Semiconductor Corporation
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended			Twelve Months Ended
	June 29,	March 30,	June 30,	June 29,	June 30,
	2013	2013	2012	2013	2012

Net revenues	$31,707	$30,366	$37,944	$129,255	$137,135

Cost of revenues	19,791	19,521	24,396	81,388	88,484

Gross profit	11,916	10,845	13,548	47,867	48,651

Operating expenses:

Research and development	5,320	5,277	5,460	21,017	21,722

Selling, general and administrative	7,217	7,193	8,135	29,581	29,648

Goodwill impairment	16,899	-	-	16,899	-

Total operating expenses	29,436	12,470	13,595	67,497	51,370

Income (loss) from operations	(17,520)	(1,625)	(47)	(19,630)	(2,719)

Interest and other income, net	1,277	1,318	1,059	4,024	3,614

Income (loss) before income taxes	(16,243)	(307)	1,012	(15,606)	895

Income tax expense (benefit)	573	395	2,974	6,223	3,097

Net income (loss) from consolidated companies	(16,816)	(702)	(1,962)	(21,829)	(2,202)

Equity in net income of unconsolidated affiliates	30	21	51	215	134

Net income (loss)	$(16,786)	$(681)	$(1,911)	$(21,614)	$(2,068)

Basic income (loss) per share	$(0.74)	$(0.03)	$(0.08)	$(0.93)	$(0.09)

Diluted income (loss) per share	$(0.74)	$(0.03)	$(0.08)	$(0.93)	$(0.09)

Shares used in computing basic income (loss) per share	22,783	23,162	23,611	23,251	24,094

Shares used in computing diluted income (loss) per share	22,783	23,162	23,611	23,251	24,094

- more -

NEWS RELEASE August 6, 2013

Pericom Semiconductor Corporation
Condensed Consolidated Statements of Operations
(In thousands)
(unaudited)

	Three Months Ended			Twelve Months Ended
	June 29,	March 30,	June 30,	June 29,	June 30,
	2013	2013	2012	2013	2012

Share-based compensation
Cost of revenues	$41	$51	$50	$187	$211
Research and development	309	317	335	1,282	1,434
Selling, general and administrative	447	474	518	1,871	2,091
Share-based compensation expense	$797	$842	$903	$3,340	$3,736

Amortization of intangible assets
Cost of revenues	$486	$482	$477	$1,926	$1,596
Research and development	50	51	57	206	585
Selling, general and administrative	245	242	243	972	966
Amortization of intangible assets	$781	$775	$777	$3,104	$3,147

- more -

NEWS RELEASE August 6, 2013

Pericom Semiconductor Corporation
Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income
(In thousands)
(unaudited)

	Three Months Ended			Twelve Months Ended
	June 29,	March 30,	June 30,	June 29,	June 30,
	2013	2013	2012	2013	2012
GAAP net income (loss)	$(16,786)	$(681)	$(1,911)	$(21,614)	$(2,068)
Reconciling items:
Share-based compensation expense	797	842	903	3,340	3,736
Amortization of intangible assets	781	775	777	3,104	3,147
Write off of equipment	184	-	-	184	-
Fair value adjustment to depreciation expense on acquired fixed assets	51	50	50	201	200
Goodwill impairment	16,899	-	-	16,899	-
Restructuring charge	-	-	-	-	460
Establishment of deferred tax asset valuation allowance	-	-	2,751	-	2,751
Write off of note receivable	-	-	556	-	556
Tax on intercompany transaction	118	382	-	5,487	-
Tax effect of adjustments	(420)	(403)	(625)	(1,633)	(1,816)
Total reconciling items	18,410	1,646	4,412	27,582	9,034
Non-GAAP net income	$1,624	$965	$2,501	$5,968	$6,966

Reconciliation of GAAP Diluted EPS to Non-GAAP Diluted EPS
(unaudited)

Diluted net income (loss) per share:
GAAP diluted income (loss) per share	$(0.74)	$(0.03)	$(0.08)	$(0.93)	$(0.09)
Adjustments:
Share-based compensation expense	0.03	0.04	0.04	$0.15	0.15
Amortization of intangible assets	0.04	0.03	0.04	0.13	0.13
Write off of equipment	0.01	-	-	0.01	-
Fair value adjustment to depreciation expense on acquired fixed assets	0.01	-	-	0.01	0.01
Goodwill impairment	0.72	-	-	0.72	-
Restructuring charge	-	-	-	-	0.02
Establishment of deferred tax asset valuation allowance	-	-	0.11	-	0.11
Write off of note receivable	-	-	0.02	-	0.02
Tax on intercompany transaction	0.01	0.02	-	0.23	-
Tax effect of adjustments	(0.02)	(0.02)	(0.03)	(0.07)	(0.07)
Difference in share count	0.01	-	-	-	-
Total adjustments	0.81	0.07	0.18	1.18	0.37
Non-GAAP diluted income per share	$0.07	$0.04	$0.10	$0.25	$0.28

Shares used in diluted net income (loss) per share calculation:
GAAP	22,783	23,162	23,611	23,251	24,094
Change in diluted shares from GAAP net loss to non-GAAP net income	117	99	182	139	123
Exclude the benefit of share-based compensation expense (1)	467	523	379	451	376
Non-GAAP	23,367	23,784	24,172	23,841	24,593

(1) For purposes of calculating non-GAAP diluted net income per share, the GAAP diluted weighted average shares outstanding is adjusted to exclude the benefits of unamortized stock compensation costs that are treated as proceeds assumed to be used to repurchase shares under the GAAP treasury stock method.

- more -

NEWS RELEASE August 6, 2013

Pericom Semiconductor Corporation
Reconciliation of GAAP Gross Margin to Non-GAAP Gross Margin
(In thousands)
(unaudited)

	Three Months Ended			Twelve Months Ended
	June 29,	March 30,	June 30,	June 29,	June 30,
	2013	2013	2012	2013	2012
GAAP gross margin	$11,916	$10,845	$13,548	$47,867	$48,651
- % of revenues	37.6%	35.7%	35.7%	37.0%	35.5%
Reconciling items:
Share-based compensation	41	51	50	187	211
Amortization of intangible assets	486	482	477	1,926	1,596
Fair value adjustment to depreciation expense on acquired fixed assets	10	10	10	40	40
Restructuring charge	-	-	-	-	78
Total reconciling items	537	543	537	2,153	1,925
Non-GAAP gross margin	$12,453	$11,388	$14,085	$50,020	$50,576
- % of revenues	39.3%	37.5%	37.1%	38.7%	36.9%

Reconciliation of GAAP R&D Expenses to Non-GAAP R&D Expenses
(unaudited)

GAAP research and development expenses	$5,320	$5,277	$5,460	$21,017	$21,722
- % of revenues	16.8%	17.4%	14.4%	16.3%	15.8%
Reconciling items:
Share-based compensation	(309)	(317)	(335)	(1,282)	(1,434)
Amortization of intangible assets	(50)	(51)	(57)	(206)	(585)
Write off of equipment	(184)	-	-	(184)	-
Fair value adjustment to depreciation expense on acquired fixed assets	(10)	(10)	(10)	(40)	(40)
Restructuring charge	-	-	-	-	(164)
Total reconciling items	(553)	(378)	(402)	(1,712)	(2,223)
Non-GAAP research and development expenses	$4,767	$4,899	$5,058	$19,305	$19,499
- % of revenues	15.0%	16.1%	13.3%	14.9%	14.2%

Reconciliation of GAAP SG&A Expenses to Non-GAAP SG&A Expenses
(unaudited)

GAAP selling, general and administrative expenses	$7,217	$7,193	$8,135	$29,581	$29,648
- % of revenues	22.8%	23.7%	21.4%	22.9%	21.6%
Reconciling items:
Share-based compensation	(447)	(474)	(518)	(1,871)	(2,091)
Amortization of intangible assets	(245)	(242)	(243)	(972)	(966)
Fair value adjustment to depreciation expense on acquired fixed assets	(31)	(30)	(30)	(121)	(120)
Restructuring charge	-	-	-	-	(218)
Write off of note receivable	-	-	(556)	-	(556)
Total reconciling items	(723)	(746)	(1,347)	(2,964)	(3,951)
Non-GAAP selling, general and administrative expenses	$6,494	$6,447	$6,788	$26,617	$25,697
- % of revenues	20.5%	21.2%	17.9%	20.6%	18.7%

 - more -

NEWS RELEASE August 6, 2013

Pericom Semiconductor Corporation
Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	As of	As of
	June 29, 2013	June 30, 2012
Assets

Current assets:

Cash and cash equivalents	$30,844	$24,283
Short-term investments	29,447	79,924
Accounts receivable - trade	22,105	24,010
Inventories	14,844	16,604
Prepaid expenses and other current assets	5,886	6,099
Deferred income taxes	585	1,549
Total current assets	103,711	152,469

Property, plant and equipment-net	60,959	56,102
Investments in unconsolidated affiliates	2,525	2,474
Deferred income taxes non-current	3,411	2,447
Long-term investments in marketable securities	57,392	23,628
Goodwill	-	16,797
Intangible assets - net	9,944	12,831
Other assets	8,625	9,058
Total assets	$246,567	$275,806

Liabilities and Shareholders' Equity

Current liabilities:

Short-term debt	$-	$1,364
Accounts payable	12,184	14,860
Accrued liabilities	8,731	8,608
Total current liabilities	20,915	24,832

Industrial development subsidy	7,263	8,577
Deferred tax liabilities	5,798	6,191
Other long-term liabilities	3,700	2,571
Total liabilities	37,676	42,171

Shareholders' equity:
Common stock and paid in capital	119,591	123,362
Retained earnings and other comprehensive income	89,300	110,273
Total shareholders' equity	208,891	233,635

Total liabilities and shareholders' equity	$246,567	$275,806

- end -